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PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(B)(4)
TO PROSPECTUS DATED JULY 1, 1999                      REGISTRATION NO. 333-80611


                                  $345,000,000

                              LSI LOGIC CORPORATION
                 4 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2004
                           AND SHARES OF COMMON STOCK

     This prospectus supplement relates to the resale by the selling securityholders of 4 1/4% convertible subordinated notes due 2004 of LSI Logic Corporation and the shares of common stock, par value of $0.01 per share, of LSI Logic Corporation issuable upon the conversion of the notes.

     This prospectus supplement should be read in conjunction with the prospectus dated July 1, 1999, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

     The table below sets forth information as of the date hereof concerning beneficial ownership of the notes of the selling securityholders as listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.

                                               PRINCIPAL                         NUMBER OF
                                            AMOUNT OF NOTES                     SHARES OF
                                             BENEFICIALLY      PERCENTAGE     COMMON STOCK    PERCENTAGE OF
                                              OWNED THAT        OF NOTES       THAT MAY BE    COMMON STOCK
NAME                                          MAY BE SOLD      OUTSTANDING       SOLD(1)      OUTSTANDING(2)
----                                        ---------------    -----------    ------------    --------------
Chase Manhattan Bank as Trustee of
the Amoco Corporation Master Trust
for Employee Pension Plans                    $ 1,000,000           *             31,894            *

Conseco Direct Life - Palladin                     50,000           *              1,595            *

Continental Assurance Company
Separate Account (E)                            2,500,000           *             79,737            *

Deutsche Bank Securities Inc.                  15,945,000          4.6%          508,564            *

Highbridge Capital Corporation                  6,500,000          1.9%          207,317            *

Morgan Stanley Dean Witter                     10,413,000          3.0%          332,121            *

National Bank of Canada                           200,000           *              6,378            *

PGEP III LLC                                      500,000           *             15,947            *

Palladin Securities, LLC                          250,000           *              7,973            *

Standard Mortgage Holding Corporation             100,000           *              3,189            *

Triton Capital Investments, Ltd.                1,000,000           *             31,894            *

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*Less than 1%

(1) Assumes conversion of the full amount of notes held by such holder at the initial conversion price of $31.353 per share; such conversion price is subject to adjustment as described under "Description of Notes -- Conversion of Notes."

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     Accordingly, the number of shares of common stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the notes; cash will be paid in lieu of fractional shares, if any.

(2) Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act and based upon 143,585,307 shares of common stock outstanding as of July 21, 1999, treating as outstanding the number of shares of common stock shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's notes but not assuming the conversion of the notes of any other holder.

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     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK
FACTORS" BEGINNING ON PAGE 7 OF THE PROSPECTUS.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES
              AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-
                 MISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

            The date of this Prospectus Supplement is July 22, 1999.